INTERNATIONAL SHIPHOLDING CORPORATION PROVIDES SECOND UPDATE ON IMPLEMENTATION OF STRATEGIC PLAN

Mobile, Alabama, December 16, 2015 – International Shipholding Corporation (NYSE: ISH) (the “Company” or “ISH”) today provided an update on the implementation of its Strategic Plan. As announced on November 16, 2015, the Company has adopted a Strategic Plan to streamline the Company principally by focusing on its three core segments: the Jones Act, Pure Car Truck Carriers (“PCTC”), and Rail Ferry.  As the Company continues to implement its Strategic Plan, it intends to periodically provide the market with an update on its progress.

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The Company has executed a  Memorandum of Agreement for the sale of its supramax vessel for approximately $11 million.  Delivery of the vessel is scheduled to be completed prior to December 31, 2015.  All net proceeds from the sale of this vessel will be used to pay down outstanding debt.

"	The Company continues to aggressively pursue the divestiture of its non-core assets, including the railcar service facility (FSI) in Mobile, AL, and its minority interests.

Upon completion of the  sale of the supramax vessel, in conjunction with the completion of those transactions previously reported as being subject to Memoranda of Agreement as of December 10, 2016 (which are scheduled to be completed prior to January 31, 2016), other, smaller transactions, and regularly scheduled debt payments, the Company will have reduced its debt outstanding from approximately $214 million on September 30, 2015 to approximately  $129 million.  ISH maintains its goal, as provided in the September 30, 2015 10-Q, to reduce its debt outstanding to between $85 and $90 million by June 30, 2016.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International Flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Contact:

The IGB Group

Bryan Degnan

(646) 673-9701

bdegnan@igbir.com

Leon Berman

(212) 477-8438

lberman@igbir.com

International Shipholding Corporation

Niels M. Johnsen, Chairman (212) 943-4141

Erik L. Johnsen, President (251) 243-9221

Manny Estrada, V. P. and CFO (251) 243-9082

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